EXHIBIT 99.1

    David R. Carlucci Named Chief Executive Officer of IMS Health;
              David M. Thomas Remains Executive Chairman

    FAIRFIELD, Conn.--(BUSINESS WIRE)--Nov. 9, 2004--The IMS Health Board of Directors today named David R. Carlucci as chief executive officer of the company, and elected him to the board of directors, effective January 1, 2005. Mr. Carlucci currently is president and chief operating officer of IMS (NYSE:RX).
    Mr. Carlucci succeeds David M. Thomas, who remains executive chairman of the board of directors. As executive chairman, Mr. Thomas will continue to focus on the company's long-term growth strategy as well as develop new business opportunities for the company.
    "Dave Carlucci is an exceptional executive, extremely well-qualified to lead our business," said Mr. Thomas. "He has played a prominent role in accelerating IMS's transformation in marketing, services, sales, and production and has been instrumental in improving the global execution of our IMS team. I am confident that Dave will continue our drive to be the best in creating value for both our customers and shareholders."
    Mr. Carlucci, 50, joined IMS as president and COO in October 2002. Since that time, he has realigned IMS's global marketing function, enhanced global sales account management, assembled strong operating teams and dramatically strengthened consulting and services capabilities across all regions.
    "I am very excited about the opportunity to lead an organization that has played such a prominent role in this marketplace for more than 50 years," said Mr. Carlucci. "At a time of unique challenges and vigorous competition, the healthcare industry is turning to IMS as a valued partner to help maximize its success."
    Mr. Thomas, 55, joined IMS in November 2000 and moved decisively to re-ignite the growth of the business -- articulating a strategy to enhance IMS's global execution, increase the company's investment in new data assets, and develop innovative new services. He is widely credited with re-energizing the business, transforming the company into a client-focused organization from the top down, establishing a growing consulting and services business, and building a stronger management team through effective recruitment and internal development.
    Before joining IMS, Mr. Carlucci was general manager, IBM Americas, a $40 billion business comprising all sales and distribution in the U.S., Canada and Latin America. Prior to that, he held several roles of increasing responsibility at IBM, including general manager, IBM's S/390 Division, chief information officer and general manager of IBM Printing Systems Company. Mr. Carlucci joined IBM in 1976 as a sales representative. He holds a B.A. in political science from the University of Rochester and serves on the advisory board for Mitsui USA, America's Group.

    About IMS

    Operating in more than 100 countries, IMS Health is the world's leading provider of information solutions to the pharmaceutical and healthcare industries. With $1.4 billion in 2003 revenue and 50 years of industry experience, IMS offers leading-edge business intelligence products and services that are integral to clients' day-to-day operations, including portfolio optimization capabilities; launch and brand management solutions; sales force effectiveness innovations; managed care and over-the-counter offerings; and consulting and services solutions that improve ROI and the delivery of quality healthcare worldwide. Additional information is available at http://www.imshealth.com.

    CONTACT: IMS Health
             Bill Hughes, 203-319-4732
             bhughes@imshealth.com